UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     April 5, 2007

Finlay Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25716	13-3492802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (212) 808-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2007, the Compensation Committees of the Boards of Directors of Finlay Enterprises, Inc. ("Finlay Enterprises") and Finlay Fine Jewelry Corporation ("Finlay Jewelry" and collectively with its subsidiaries and Finlay Enterprises, "Finlay") approved the performance goals and incentive targets in respect of the 2007 fiscal year for cash and stock incentive compensation awards under Finlay Enterprise's 2004 Cash Bonus Plan and the 1997 Long Term Incentive Plan, as amended, for Arthur E. Reiner (Chairman, President and Chief Executive Officer) pursuant to the terms of his Employment Agreement as previously reported. Cash incentive compensation awards for other senior executive officers of Finlay Enterprises and Finlay Jewelry, based on the achievement by Finlay Jewelry of a "target level" of EBITA (on a FIFO basis) for such fiscal year, were also approved.

Each of Joseph M. Melvin (Executive Vice President and Chief Operating Officer), Leslie A. Philip (Executive Vice President and Chief Merchandising Officer), Edward J. Stein (Senior Vice President and Director of Stores of Finlay Jewelry), Joyce Manning Magrini (Executive Vice President – Administration of Finlay Jewelry) and Bruce E. Zurlnick (Senior Vice President, Treasurer and Chief Financial Officer) are entitled to receive cash incentive compensation for the 2007 fiscal year based on the achievement by Finlay Jewelry of a target level of EBITA (on a FIFO basis) for such fiscal year, as follows: (i) if EBITA (on a FIFO basis) is 80% of the target level, the cash incentive compensation payable to each such officer shall be 20% of the applicable "Target Incentive Amount" (the officer's 2007 base salary); and (ii) if EBITA (on a FIFO basis) exceeds 80% of the target level, the percentage of the applicable Target Incentive Amount payable shall be equal to the sum of 20% plus 2% for each percentage point by which EBITA (on a FIFO basis) in such fiscal year exceeds 80% of the target level. The cash incentive compensation for any such officer shall be contingent upon continued employment thereof by Finlay through April 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY ENTERPRISES, INC.

Date: April 11, 2007	By:	/s/ Bruce E. Zurlnick
Bruce E. Zurlnick Senior Vice President, Treasurer and Chief Financial Officer